EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

The Registrant has one subsidiary, First Community Bank, which changed its name to Unity Bank, effective March 1, 1999.

Unity Bank has two subsidiaries, FCB Investment Company, Inc., and Unity Financial Services, Inc.